EXHIBIT 10.1

April 24, 2006

RSA Security Inc.
174 Middlesex Turnpike
Bedford, Massachusetts 01730
Attention: Chief Executive Officer

This letter agreement is with reference to the Agreement and Plan of Merger (the “Agreement”), dated as of April 24, 2006, by and among PassMark Security, Inc. (“PassMark”), S&C Acquisition Corp., and RSA Security, Inc. (“Indemnitee”).

The undersigned hereby agrees to indemnify and hold harmless Indemnitee and its affiliates if Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that such Indemnitee believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (hereinafter a “Claim”) by reason of (or arising in part out of) any event or occurrence related to PassMark’s failure to obtain the acknowledgment set forth as Exhibit A hereto from the individuals whose names are listed on Exhibit B hereto solely with respect to the stock split referenced therein, including, without limitation, any and all mutual losses, claims, damages, expenses and liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or any claim asserted) under any federal or state statutory law or regulation, at common law or otherwise against any and all expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the undersigned, which approval shall not be unreasonably withheld) of such Claim (collectively, hereinafter “Expenses”). Such payment of Expenses shall be made by the undersigned as soon as practicable but in any event no later than thirty days after written demand by the Indemnitee therefor is presented to the undersigned.

Notwithstanding the foregoing, (i) the aggregate liability of the undersigned hereunder should not exceed the number of shares of non-consenting optionees multiplied by the pro rata portion of the Merger Consideration related thereto, and (ii) this indemnity shall only be available in the event that the aggregate Damages in Section 6.1 of the Merger Agreement exceeds the Escrow Amount set forth therein or the Indemnitee is otherwise unable to obtain indemnification under Section 6.1 of the Merger Agreement. Any indemnification hereunder shall be from the first dollar of Expenses.

This letter agreement shall terminate on this date twelve (12) months from the date hereof.

Sincerely,

By:	/s/ William Harris

Name:	William Harris

Accepted and Agreed:

INDEMNITEE

By:	/s/ Robert P. Nault

Name: Title:	Robert P. Nault Senior Vice President and General Counsel

[SIGNATURE PAGE TO INDEMNITY LETTER]